      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 6, 2000
                                                      REGISTRATION NO. 333-46928


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------

                                  FORM S-8 POS
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                              --------------------

                               FREEDOM SURF, INC.
             (Exact Name of Registrant as Specified in Its Charter)


                                     NEVADA
                         (State or Other Jurisdiction of
                         Incorporation or Organization)


                                   88-0446457
                                (I.R.S. Employer
                               Identification No.)


                               207 W. 138th Street
                             Los Angeles, CA 90061
          (Address of Principal Executive Offices, Including Zip Code)
                              --------------------

                              Consulting Agreement
                            (Full Title of the Plan)
                              --------------------

                       Globalwide Investment Company, LLC
                          Brian Dvorak, Managing Member
                           3450 E. Russell Road
                           Las Vegas, NV  89121


           (Name, Address, and Telephone Number of Agent for Service)

                                   COPIES TO:

                             Lawrence R. Young, Esq.
                      Lawrence R. Young & Associates, P.C.
                        9530 E. Imperial Highway, Suite K
                              Downey, CA 90242-3041
                                 (562) 803-4240


                         CALCULATION OF REGISTRATION FEE
                         -------------------------------

Title of Securities     Amount to be  Proposed Maximum  Proposed   Amount
to be Registered        Registered    Offering Price    maximum    of
                                      per share (1)     aggregate  Registration
                                                        Offering   Fee (2)
                                                        Price
-------------------     -----------  ---------------    ---------  -----------
Common Stock,
par value $0.001         100,000     $1.00 (1)          $100,000   $ 42.41 (2)
-------------------     -----------  -------------      ---------  -----------

TOTAL REGISTRATION FEE:  $ 42.41

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c).
(2) Represents shares of Common Stock issued to consultants to the Company. Please refer to the Selling Shareholders section of this document.

                                EXPLANATORY NOTE

Freedom Surf, Inc("FRSH") has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the "1933 Act"), to register certain shares of common stock, par value $0.001 per share, issued to certain selling shareholders.

                                     PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

FRSH will send or give the documents containing the information specified in
Part 1 of Form S-8 to employees or consultants as specified by Securities and Exchange Commission Rule 428 (b) (1) under the Securities Act of 1933, as amended (the "1933 Act"). FRSH does not need to file these documents with the commission either as part of this Registration Statement or as prospectuses or prospectus supplements under Rule 424 of the 1933 Act.


                                   PROSPECTUS

                               FREEDOM SURF, INC.
                                   PO Box 231
                           Huntington Beach, CA 92648
                                 (949) 376-3125

                         100,000 SHARES OF COMMON STOCK


The shares of common stock, $0.001 par value per share, of Freedom Surf, Inc. ("FRSH" or the "Company") offered hereby (the "Shares") will be sold from time to time by the individuals listed under the Selling Shareholders section of this document (the "Selling Shareholders"). The Selling Shareholders acquired the Shares pursuant to a Consulting Agreement for consulting services that the Selling Shareholders provided to FRSH.

The sales may occur in transactions on the over-the-counter market maintained by Nasdaq at prevailing market prices or in negotiated transactions. FRSH will not receive proceeds from any of the sale the Shares. FRSH is paying for the expenses incurred in registering the Shares except with respect to the legal fees incurred in connection therewith, which have been waived by our counsel in connection with this registration statement.

The Shares are "restricted securities" under the Securities Act of 1933 (the "1933 Act") before their sale under this Prospectus. The Prospectus has been prepared for the purpose of registering the Shares under the 1933 Act to allow for future sales by the Selling Shareholders to the public without restriction. To the knowledge of the Company, the Selling Shareholders have no arrangement with any brokerage firm for the sale of the Shares. The Selling Shareholders may be deemed to be an "underwriter" within the meaning of the 1933 Act. Any commissions received by a broker or dealer in connection with resales of the Shares may be deemed to be underwriting commissions or discounts under the 1933 Act.

FRSH's common stock is currently traded on the NASDAQ Over-the-Counter Bulletin Board under the symbol "FRSH."

This investment involves a high degree of risk. Please see "Risk Factors" beginning on page 5.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                            ------------------------

                                October 19, 2000


                                TABLE OF CONTENTS


               Where You Can Find More Information               3
               Incorporated Documents                            3
               The Company                                       4
               Risk Factors                                      5
               Use of Proceeds                                   6
               Selling Shareholders                              6
               Plan of Distribution                              8
               Legal Matters                                     8
               Experts                                           8

                            ------------------------

You should only rely on the information incorporated by reference or provided in this Prospectus or any supplement. We have not authorized anyone else to provide you with different information. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this Prospectus or any supplement is accurate as of any date other than the date on the front of this Prospectus.

WHERE YOU CAN FIND MORE INFORMATION

FRSH is required to file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC") as required by the Securities Exchange Act of 1934, as amended (the "1934 Act"). You may read and copy any reports, statements or other information we file at the SEC's Public Reference Rooms at:

                 450 Fifth Street, N.W., Washington, D.C. 20549;
           Seven World Trade Center, 13th Floor, New York, N.Y. 10048

Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. Our filings are also available to the public from commercial document retrieval services and the SEC website (http://www.sec.gov).

                             INCORPORATED DOCUMENTS

The SEC allows FRSH to "incorporate by reference" information into this Prospectus, which means that the Company can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Prospectus, except for any information superseded by information in this Prospectus.

The following documents filed by FRSH are incorporated herein by reference:

1.  10SB12-G-A dated January 3, 2000;
2.  10KSB-A dated May 16, 2000;
3.  10QSB dated May 15, 2000;
4.  8-K Report dated May 15, 2000;
5.  8-K Report dated August 11, 2000;
6.  10QSB dated August 29, 2000;
7.  8-K/A dated September 29, 2000;
8.  S-8 dated September 29, 2000.

The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon oral or written request, a copy of any or all documents incorporated by reference into this Prospectus (excluding exhibits unless the exhibits are specifically incorporated by reference into the information the Prospectus incorporates). Requests should be directed to the Chief Financial Officer at FRSH's executive offices, located at 207 W. 138th Street, Los Angeles, CA 90061. FRSH's telephone number is (310) 352-3300.

                                   THE COMPANY
BUSINESS

General

The Company was organized August 2, 1997(Date of Inception) under the laws of the State of Delaware, as Interstate Capital Corporation The Company has no operations and in accordance with SFAS #7, the Company is considered a development stage company. On or about November 17, 1999, the Company caused a Nevada corporation to be incorporated under the name of Freedom Surf, Inc., authorized to issued 20,000,000 shares of $.001 par value common stock, and 5,000,000 shares of $.001 par value preferred stock and merged with that Corporation, for the purpose of changing its domicile to Nevada, in accordance with Articles of Merger adopted on or about November 17, 1999, 1998.

On April 5, 1999, the Company completed a public offering that was exempt from federal registration pursuant to Regulation D, Rule 504 of the Securities Act of 1933 as amended. The Company sold 5,000,000 shares of Common Stock at a price of $.001 per share for a total amount raised of $5,000.00.

On or about December 10, 1999, the Company purchased certain assets valued at $5,180,000.00 issuing 969,000 common shares of its $.001 par value stock and assuming a long term liability in the amount of $335,000.00

Freedom Surf, Inc. ("FSI" or the "Company"), a Nevada corporation, was formed to enter into the surf apparel and accessory products market, and consolidate and manage an integrated network of companies in the surfing industry. The Company will also manufacture and market surf suits and surf accessory products.

Effective as of January 4, 2000, the Company acquired all of the issued and outstanding shares in Southern California Logo, Inc. (Sewcal Logo). The contract for the purchase of the corporation was executed on May 12, 2000 with an effective date of January 4, 2000.

Southern California Logo, Inc. was acquired through a structured acquisition of all of the issued and outstanding shares in that corporation for 900,000 shares in Freedom Surf common stock valued for purposes of this acquisition at $2.1667 per share plus $800,000.00 in cash.

Sewcal employs around 60 persons and is a leading supplier of high quality promotional clothing to the film industry. Sewcal Logo has provided product for over 500 movies including The Rock, Armageddon, Top Gun, Terminator 1 and 2 and many other major films. Freedom Surf plans to continue producing film related products and expand the manufacturing facility to include manufacture of high quality surf and skate clothing products. As of January 2000 the company has secured contracts to manufacture product for major surf and skate brands. Sewcal Logo sales for 1999 exceeded $1.3 million. Sales in the first quarter 2000 are double that of the same period last year.

The Company continues the development of the "Freedom Wetsuit" brand, incorporating the company's proprietary stitch free technology. First run products have been developed and proven under real surf conditions and production of the suits is expected to begin in 2000 for Fall/Winter delivery. The Company purchased exclusive marketing rights to the "Stitchfree" manufacturing process.

                                  RISK FACTORS

In this section we highlight some of the risks associated with the Company's business and operations. Prospective investors should carefully consider the following risk factors when evaluating an investment in the common stock offered by this Prospectus.

CONFLICTS OF INTEREST. Certain conflicts of interest exist between the Company and its officers and directors. They have other business interests to which they devote attention, and they may be expected to continue to do so although management time should be devoted to the business of the Company. As a result, conflicts of interest may arise that can be resolved only through exercise of such judgment as is consistent with their fiduciary duties to the Company.

POSSIBLE NEED FOR ADDITIONAL FINANCING. The ultimate success of the Company may depend upon its ability to raise additional capital. The Company has not investigated the availability, source, or terms that might govern the acquisition of additional capital and will not do so until it determines a need for additional financing. If additional capital is needed, there is no assurance that funds will be available from any source or, if available, that they can be obtained on terms acceptable to the Company. If not available, the Company's operations will be limited to those that can be financed with its modest capital.

NO ASSURANCE OF SUCCESS OR PROFITABILITY. There is no assurance that the Company will continue to generate profits, or that the market price of the Company's Common Stock will be increased thereby.

INDEMNIFICATION OF OFFICERS AND DIRECTORS. The Company's Articles of Incorporation provide for the indemnification of its directors, officers, employees, and agents, under certain circumstances, against attorney's fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on behalf of the Company. The Company will also bear the expenses of such litigation for any of its directors, officers, employees, or agents, upon such person's promise to repay the Company therefore if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditures by the Company which it will be unable to recoup.

DIRECTOR'S LIABILITY LIMITED. The Company's Articles of Incorporation exclude personal liability of its directors to the Company and its stockholders for monetary damages for breach of fiduciary duty except in certain specified circumstances. Accordingly, the Company will have a much more limited right of action against its directors than otherwise would be the case. This provision does not affect the liability of any director under federal or applicable state securities laws.

DEPENDENCE UPON OUTSIDE ADVISORS. To supplement the business experience of its officers and directors, the Company may be required to employ accountants, technical experts, appraisers, attorneys, or other consultants or advisors. The selection of any such advisors will be made by the Company's President without any input from stockholders. Furthermore, it is anticipated that such persons may be engaged on an "as needed" basis without a continuing fiduciary or other obligation to the Company. In the event the President of the Company considers it necessary to hire outside advisors, they may elect to hire persons who are affiliates, if they are able to provide the required services.

LEVERAGED TRANSACTIONS. There is a possibility that any acquisition of a business opportunity by the Company may be leveraged, i.e., the Company may finance the acquisition of the business opportunity by borrowing against the assets of the business opportunity to be acquired, or against the projected future revenues or profits of the business opportunity. This could increase the Company's exposure to larger losses. A business opportunity acquired through a leveraged transaction is profitable only if it generates enough revenues to cover the related debt and expenses. Failure to make payments on the debt incurred to purchase the business opportunity could result in the loss of a portion or all of the assets acquired. There is no assurance that any business opportunity acquired through a leveraged transaction will generate sufficient revenues to cover the related debt and expenses.

COMPETITION. The search for potentially profitable business opportunities is intensely competitive. The Company may be at a disadvantage when competing with many firms that have substantially greater financial and management resources and capabilities than the Company.

NO FORESEEABLE DIVIDENDS. The Company has not paid dividends on its Common Stock and does not anticipate paying such dividends in the foreseeable future.

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS. Management believes that this Report on Form 8-K contains forward-looking statements, including statements regarding, among other items, the Company's future plans and growth strategies and anticipated trends in the industry in which the Company operates. These forward-looking statements are based largely on the Company's control.

Actual results could differ materially from these forward-looking statements as a result of factors described herein, including, among others, regulatory or economic influences. In light of these risks and uncertainties, there can be no assurance that the forward-looking information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

                                 USE OF PROCEEDS

FRSH will not receive any of the proceeds from the sale of shares of common stock by the Selling Shareholders.

                              SELLING SHAREHOLDERS

The Shares of the Company to which this Prospectus relates are being registered by the Selling Shareholders, who acquired the Shares pursuant to a compensatory benefit plan with FRSH for legal and consulting services they provided to FRSH. The Selling Shareholders may resell all, a portion or none of such Shares from time to time.

The table below sets forth with respect to the Selling Shareholders, based upon information available to the Company as of May 25, 2000, the number of Shares owned, the number of Shares registered by this Prospectus and the number and percent of outstanding Shares that will be owned after the sale of the registered Shares assuming the sale of all of the registered Shares.

                         NUMBER OF      NUMBER OF                    % OF SHARES
                         SHARES         SHARES         NUMBER OF     OWNED BY
SELLING                  OWNED          REGISTERED BY  SHARES OWNED  SHAREHOLDER
SHAREHOLDERS(1)          BEFORE SALE    PROSPECTUS     AFTER SALE    AFTER SALE
-----------------------  -------------  -------------  ------------  -----------
John Cruickshank (1)       100,000      100,000            -0-            -0-
-----------------------  -------------  -------------  ------------  -----------

(1) John Cruickshank is the sole shareholder and officer and director of Public Securities Services, Inc. who performed consulting services for FRSH in connection with the drafting and filing of all of its current reports with the Securities and Exchange Commission. He is currently a director of FRSH but was not a director at the time the services were performed.

                              PLAN OF DISTRIBUTION

The Selling Shareholders may sell the Shares for value from time to time under this Prospectus in one or more transactions on the Over-the-Counter Bulletin Board maintained by Nasdaq, or other exchange, in a negotiated transaction or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The Selling Shareholders may effect such transactions by selling the Shares to or through brokers-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agent (which compensation may be less than or in excess of customary commissions).

The Selling Shareholders and any broker-dealers that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the 1933 Act, and any commissions received by them and any profit on the resale of the Shares sold by them may be deemed be underwriting discounts and commissions under the 1933 Act. All selling and other expenses incurred by the Selling Shareholders will be borne by the Selling Shareholders.

In addition to any Shares sold hereunder, the Selling Shareholders may, at the same time, sell any shares of common stock, including the Shares, owned by him or her in compliance with all of the requirements of Rule 144, regardless of whether such shares are covered by this Prospectus.

There is no assurance that the Selling Shareholders will sell all or any portion of the Shares offered.

The Company will pay all expenses in connection with this and will not receive any proceeds from sales of any Shares by the Selling Shareholders. The legal fees incurred in connection with the preparation of this registration statement have been waived by Lawrence R. Young & Associates, P.C.

                                  LEGAL MATTERS

The validity of the Common Stock offered hereby will be passed upon for the Company by Lawrence R. Young & Associates, P.C., Lawrence R. Young, Esq. whose address is 9530 E. Imperial Highway, Suite K, Downey, CA 90242-3041.

                                     EXPERTS

The balance sheets as of December 31, 2000 and the statements of operations, shareholders' equity and cash flows for the periods then ended have been incorporated by reference in this Registration Statement in reliance on the report of James E. Slayton, CPA, independent accountant, given on the authority of that firm as experts in accounting and auditing.

                                     PART II

     INFORMATION NOT REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents are hereby incorporated by reference in this Registration Statement:

1.   10SB12-G-A dated January 3, 2000;
2.   10KSB-A dated May 16, 2000;
3.   10QSB dated May 15, 2000;
4.   8-K Report dated May 15, 2000;
5.   8-K Report dated August 11, 2000;
6.   10QSB dated August 29, 2000;
7.   8-K/A dated September 29, 2000;
8.   S-8 dated September 29, 2000;
9. All other reports and documents subsequently filed by the Registrant pursuant after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference and to be a part hereof from the date of the filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES.

        Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

        Not applicable

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Corporation Laws of the State of Nevada and the Company's Bylaws provide for indemnification of the Company's Directors for liabilities and expenses that they may incur in such capacities. In general, Directors and Officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Furthermore, the personal liability of the Directors is limited as provided in the Company's Articles of Incorporation.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

     The Shares were issued for advisory and legal services rendered. These sales were made in reliance of the exemption from the registration requirements of the Securities Act of 1933, as amended, contained in Section 4(2) thereof covering transactions not involving any public offering or not involving any "offer" or "sale".

ITEM 8. EXHIBITS

     The following Exhibits were previously filed with the original submission on September 29, 2000:

Exhibit  No.       Description
-----------        -----------

3.1                Articles of Incorporation
3.2                Bylaws
5 Opinion of Lawrence R. Young & Associates, P.C. with respect to legality of the securities of the Registrant being registered
10.1               Consulting Agreement with Defined Holding Corporation
23.1               Consent of James E. Slayton, Certified Public Accountant*
23.3 Consent of Lawrence R. Young & Associates, P.C. (contained in opinion to be filed as Exhibit 5)

*An amended version of the Consent of James E. Slayton is attached to correct an inadvertent error in the letter filed with the S-8 Registration Statement on September 29, 2000 wherein the name of John Spurgeon appeared when, in fact, the name which should have appeared was James. E. Slayton. That correction has been made herein.

-----------------------

ITEM 9. UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that is meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on October 19, 2000.


     Freedom Surf,  Inc.

     /s/ Rick Songer
     -------------------------------
     By: Rick Songer
     President & Director


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


Dated: October 19, 2000

/S/ David McKenzie
-----------------------------------
David McKenzie
Vice President & Director



Dated: October 19, 2000

/S/ Judy Songer
-----------------------------------
Judy Songer
Chief Financial Officer